Exhibit 99.1

FOR IMMEDIATE RELEASE

3M Appoints Nicholas C. Gangestad to Senior Vice President and Chief Financial Officer

ST. PAUL, Minn. — June 9, 2014 — 3M today announced that Nicholas C. Gangestad has been appointed senior vice president and chief financial officer, effective immediately. Nick replaces David W. Meline, who is leaving to become chief financial officer with another large publicly traded company.

Gangestad is a longtime leader at 3M. He served as corporate controller and chief accounting officer for the past three years, working closely with 3M Chairman, President and Chief Executive Officer Inge G. Thulin, to drive 3M strategies, improving its businesses and optimizing its capital structure.

“Nick is an outstanding and respected financial leader amongst a very strong 3M finance team,” said Thulin. “He has a proven track record of success and is ideally suited for the 3M chief financial officer role.”

Gangestad’s 27-year 3M career encompasses financial leadership positions across several businesses in multiple geographic regions, including the United States, Asia Pacific, Latin America and Canada.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

Contact:

Media Contact:
3M
Donna Fleming Runyon, 651-736-7646
or
Investor Contacts:
3M
Matt Ginter, 651-733-8206
Bruce Jermeland, 651-733-1807